Exhibit 5.1

July 30, 2014	Barristers & Solicitors / Patent & Trade-mark Agents
Norton Rose Fulbright Canada llp
Jaguar Mining Inc.	Royal Bank Plaza, South Tower, Suite 3800
Suite 1203, 67 Yonge Street	200 Bay Street, P.O. Box 84
Toronto, Ontario	Toronto, Ontario M5J 2Z4 CANADA
M5E 1J8
F: +1 416.216.3930
Attention: Derrick Weyrauch, Chief Financial Officer	nortonrosefulbright.com

Dear Sir:

Registration Statement on Form F-1 dated July 30, 2014

This is further to your request.

We are your Canadian counsel in connection with a Registration Statement on Form F-1 dated July 30, 2014 (the Registration Statement) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the Securities Act) for the registration of the offer and sale by the persons named as selling shareholders in the Registration Statement of 67,767,975 common shares (the Common Shares) of Jaguar Mining Inc., an Ontario corporation (the Corporation).

In expressing our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates of public officials and other documents and records and have made such searches and investigations as we considered necessary or relevant for purposes of the opinion expressed below including a certificate of an officer of the Corporation dated July 29, 2014 (the Officer’s Certificate).

In our examination of all documents we have assumed that all individuals have the requisite legal capacity, all signatures are genuine, all documents submitted to us as originals are complete and authentic and all photostatic, certified, notarial, facsimile or electronically retrieved copies conform to the originals, all facts set forth in the official public records, indices and filing systems and all certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate and continue to be complete, true and accurate as of the date of this opinion as if issued on this date and all facts set forth in the Officer’s Certificate are complete, true and accurate. We have also assumed that the Corporation has received the appropriate consideration for the Common Shares.

Our opinion is expressed only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario in effect on the date of this opinion.

Based upon and relying on the foregoing, we are of the opinion that the Common Shares have been duly authorized and have been validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

This opinion is solely for the benefit of the persons to whom it is addressed and not for the benefit of any other person. It may not be used or relied upon by any such addressee for any other purpose or relied upon by any other person for any purpose whatsoever without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP

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